QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.4

Unity Wireless Corporation
Proforma Condensed Consolidated Balance Sheet
as at September 30, 2000
(expressed in U.S. dollars)

	Historical Unity	Ultratech	Proforma Adjustments		Proforma
ASSETS
Current
Cash and cash equivalents	3,629,479	0	(48,964	)(b)	3,580,515
Short term deposits	300,000	0	0		300,000
Accounts receivable	55,653	0	0		55,653
Government grant receivable	23,377	0	0		23,377
Inventory	276,336	139,442	0		415,778
Prepaid expenses	77,967	0	0		77,967
Related party advances	10,004	0	0		10,004

Total current assets	4,372,816	139,442	(48,964)		4,463,294

Property and equipment (net)	184,315	28,589	0		212,904
Patents & Intellectual Property (net)	438,339	665	0		439,004
Acquired Intangibles (net)	0	0	928,814	(a)	928,814

	622,654	29,254	928,814		1,580,722

	4,995,470	168,696	879,850		6,044,016

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Bank overdraft	0	8,066	0		8,066
Accounts payable and accrued liabilities	261,388	480,146	0		741,534
Deferred revenue	301,080	0	0		301,080
Loans payable	165,715	0	0		165,715
Income taxes payable	17,729	0	0		17,729
Product warranty	100,352	21,334	0		121,686

Total current liabilities	846,264	509,547	0		1,355,811

Long-term
Loans payable	0	48,964	(48,964	)(b)	0

Total liabilities	846,264	558,511	(48,964)		1,355,811

Stockholders' Equity
Common Stock	24,822	68,501	(61,501	)(a)	31,822
Additional paid in capital	12,574,030	0	532,000	(a)	13,106,030
Other cumulative comprehensive income	71,833	2,263	(2,263	)(a)	71,833
Accumulated deficit	(8,521,479)	(460,57)	460,578	(a)	(8,521,479)

Total stockholders'equity (deficiency)	4,149,206	(389,814)	928,814		4,688,206

	4,995,470	168,696	879,850		6,044,016

(a), (b), (c)—See Exhibit 99.3, Introduction and Notes, Notes 2 and 3.

QuickLinks

Exhibit 99.4 Unity Wireless Corporation Proforma Condensed Consolidated Balance Sheet as at September 30, 2000 (expressed in U.S. dollars)